Exhibit 21

List of Subsidiaries of GateHouse Media, Inc.

As of February 28, 2007

Entity	Jurisdiction of Formation
ENHE Acquisition, LLC	Delaware
Enterprise NewsMedia, LLC	Delaware
Enterprise NewsMedia Holding, LLC	Delaware
Enterprise Publishing Company, LLC	Delaware
GateHouse Media Holdco Inc.	Delaware
GateHouse Media Operating, Inc.	Delaware
GateHouse Media Massachusetts I, Inc.	Delaware
GateHouse Media Massachusetts II, Inc.	Delaware
George W. Prescott Publishing Company, LLC	Delaware
GateHouse Media Arizona Holdings, Inc.	Delaware
GateHouse Media Arkansas Holdings, Inc.	Delaware
GateHouse Media California Holdings, Inc.	Delaware
GateHouse Media Colorado Holdings, Inc.	Delaware
GateHouse Media Corning Holdings, Inc.	Nevada
GateHouse Media Directories Holdings, Inc. (f/k/a Fall River Acquisition, Inc.)	Delaware
GateHouse Media Freeport Holdings, Inc.	Delaware
GateHouse Media Illinois Holdings, Inc.	Delaware
GateHouse Media Iowa Holdings, Inc.	Delaware
GateHouse Media Kansas Holdings, Inc.	Delaware
GateHouse Media Lansing Printing, Inc.	Delaware
GateHouse Media Louisiana Holdings, Inc.	Delaware
GateHouse Media Management Services, Inc.	Delaware
GateHouse Media Michigan Holdings, Inc.	Delaware
GateHouse Media Minnesota Holdings, Inc.	Delaware
GateHouse Media Missouri Holdings, Inc.	Delaware
GateHouse Media Nebraska Holdings, Inc.	Delaware
GateHouse Media Nevada Holdings, Inc.	Delaware
GateHouse Media New York Holdings, Inc.	Delaware
GateHouse Media North Dakota Holdings, Inc.	Delaware
GateHouse Media Pennsylvania Holdings, Inc.	Delaware
GateHouse Media Suburban Newspapers, Inc.	Delaware
Liberty SMC, LLC	Delaware
Low Realty, LLC	Delaware
LRT Four Hundred LLC	Delaware
Mineral Daily News Tribune, Inc.	West Virginia
News Leader, Inc.	Louisiana
Terry Newspapers, Inc.	Iowa
SureWest Directories	California